EXHIBIT 99.1

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Contact:	Richard A. Lechleiter
Senior Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ACQUIRES FOR RESALE TWO NON-STRATEGIC HOSPITALS FROM VENTAS, INC.

LOUISVILLE, Ky. (December 22, 2004) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced that it has acquired two non-strategic hospitals formerly leased from Ventas, Inc. (“Ventas”) (NYSE: VTR) for approximately $21.6 million in cash. The Company intends to dispose of these facilities as soon as practicable.

The transaction involved the only two hospitals operated by the Company that are not operated as long-term acute care hospitals. In the transaction, the Company paid $21.1 million to purchase the facilities and $0.5 million in lease termination fees. The current annual rent of approximately $1.2 million on these facilities terminated on the closing of the transaction. The Company financed its obligations through the use of existing cash.

The Company intends to dispose of the facilities as soon as practicable. The Company has targeted the third quarter of 2005 to complete the divestiture of these facilities. The Company expects to receive between $11 million and $13 million in proceeds from the sales of these facilities. For the nine months ended September 30, 2004, these facilities generated pretax losses of approximately $0.5 million.

The Company expects to record a loss on the proposed transaction equal to the difference between the total consideration paid to Ventas and the estimated fair value of the assets acquired. The estimation of the fair value of the assets acquired and related loss will be determined in conjunction with the Company’s ongoing divestiture negotiations with third parties. The operations of the facilities and the related loss on disposal will be accounted for as discontinued operations when the Company reports its audited financial results for 2004.

Paul J. Diaz, President and Chief Executive Officer of the Company, stated that “this transaction allows us to dispose of two non-strategic hospitals and to focus our efforts on growing and enhancing our portfolio of 72 long-term acute care hospitals. The deal also marks another mutually beneficial transaction with Ventas.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas, (b) the Company’s ability to meet its rental and debt service obligations; (c) adverse developments with respect to the Company’s results of operations or liquidity; (d) the Company’s ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, and changes arising from the Medicare prospective payment system for long-term acute care hospitals and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and potential changes in nursing center Medicare reimbursement resulting from revised resource utilization grouping payments; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company’s ability to control costs, including labor and employee benefit costs; (j) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company’s ability to successfully pursue its development activities and integrate operations of new facilities; (l) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (m) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; and (n) the Company’s ability to successfully dispose of unprofitable facilities. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Kindred Healthcare, Inc. is a national healthcare services company operating hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business.